                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED
                                                                SEVEN MONTHS         DECEMBER 31,
                                               YEAR ENDED           ENDED          ----------------
                                              MAY 31, 1994    DECEMBER 31, 1994     1995      1996
                                              ------------    -----------------    ------    ------
Net earnings................................     $  112            $  858          $2,690    $3,314
                                                 ======           =======          ======    ======
Weighted average shares outstanding.........      5,303             5,247           5,242     5,201
Dilutive effect of stock options, using the
  treasury stock method.....................      1,765             1,765           1,765     1,765
                                                 ------           -------          ------    ------
Weighted average shares and equivalent
  shares....................................      7,068             7,012           7,007     6,966
                                                 ======           =======          ======    ======
Earnings per share..........................     $  .02               .12             .38       .48
                                                 ======           =======          ======    ======